EXHIBIT 99.1

Dear PEC Shareholders,

As we approach the end of 2011, I wanted to not only share some recent developments with you, but also thank you for your continued support throughout the years. As PEC continues to move from technology development to commercialization, we are seeing exciting opportunities as well as some road blocks and your encouragement and support are greatly appreciated during this crucial time.

Many of you have expressed some concern about the status of the company during recent months and I am here to assure you that all of the PEC employees are working hard to make sure our technology, sales and exposure continue to penetrate the U.S. and Asian markets.

Below you will find a summary of some recent developments, both in the U.S. and Asia, which should give you some insight into the progress we have made since the last time we sent an update.

U.S.
In the past few months, we have seen the following high profile MEC installations through our U.S. OEM partnerships:

•	Chicago O’Hare International Airport
•	Baltimore Washington International Airport
•	Minneapolis St. Paul International Airport
•	Chicago Union Station
•	Pittsburgh International Airport

In addition to these installations, we are excited to inform you that Grainger, the largest distributor in the U.S., is now selling our three phase MECs in their catalog under their private label, Dayton. You can see our product listings here.

As we mentioned in the previous shareholder newsletter, our new “smart” single phase motor is now in certification and is expected to go to market in the first quarter of 2012.  This motor will have energy efficiency, motor control protection, soft start and communication abilities.  Grainger plans to introduce this motor next year as a leading technology under their Dayton private label.

We believe that working with Grainger and other large distributors will not only help us to increase our revenues, but will help us gain exposure to launch deeper into the industrial market.

Asia
We are making some very important strides introducing our products into the Asian market.  Most recently, we completed the following high profile installations in Asia:

•	Ocean Park – Hong Kong
•	National Library Singapore - Singapore
•	Mid Valley Megamall - Malaysia

We incorporated a wholly owned subsidiary called Power Efficiency Asia Ltd (PEA) and opened an office in Hong Kong. We also identified business development and technical staff members who we expect will come on board at the beginning of 2012. All of our Asian business development projects will be conducted through this subsidiary.

Both Alan Taylor, Senior Vice President, and I recently spent over a month in Asia finalizing the following OEM contracts and agreements:

•	Anlev – Hong Kong Based
o	Escalator OEM who intends to use our MEC as a standard device in their product offerings.

•	Hansen – Shanghai Based
o	Escalator OEM who intends to use our MEC as a standard device in their product offerings.

•	ThyssenKrupp Asia
o
TK Asia intends to market our three phase MEC under the private label – the “Green Box”.  They have over 5,000 units in their portfolio capable of using our product and have put together a marketing plan to push the new product. TK Asia recently sold escalators for the train system in Beijing and Shanghai and is looking to offer a change order to the transit authority to install our product to offer energy savings.

•	Otis and KONE
o	Otis and KONE are now beginning to sell our product to the Asian market

•	Interplex Malaysia
o
Interplex will be buying and reselling our MECs for their escalators. They have a network of distributors in over 36 countries across the world and have a partnership with Toshiba through their MS Elevator company.

•	Other OEMS
o	Numerous OEMs in China, similar to the ones listed above, are expressing interest in our product and we seek to sell and sign agreements in 2012.

We are still very optimistic about the opportunities that lay before us in Asia. China, in particular, continues to enact serious energy efficiency programs. We believe our products containing E-Save Technology will play a major part in helping them achieve their goals of saving energy and reducing harmful emissions.

To date, we’ve accomplished a lot with our limited resources and believe that once our Hong Kong office is up and running, we will see a dramatic increase in our Asian presence, which will, in turn, bring in substantial revenues.
I hope that you find these updates helpful. As I mentioned above, we are extremely excited to move into 2012 with these recent accomplishments under our belt. Although we do not expect to see significant growth in the U.S. vertical transportation (VT) world due to the state of the economy and lack of new construction, we are looking forward to focusing our efforts on the U.S. industrial and the Asian VT & industrial markets to bring in considerable revenue for the company in 2012.

As always, feel free to contact me directly with any questions or concerns.  We intend to continue the quarterly shareholder updates and keep you all informed of any significant developments in the near future.
On behalf of myself and the team at PEC, I wish you a happy holiday season and a successful, prosperous new year.

Sincerely,

/s/ Steven Strasser
Steven Strasser
Chairman and CEO